Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-05987, 333-59941, 033-62887, 033-69306, 333-123232, 333-167587, 333-167588, 333-174015 on Forms S-8 and Registration No. 333-172055 on Form S-3 of our reports dated March 5, 2013 relating to the financial statements and financial statement schedule of Michael Baker Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

March 5, 2013